Exhibit 5.2

150 Third Avenue South, Suite 2800

Nashville, Tennessee 37201

(615) 742-6200

March 12, 2024

CoreCivic, Inc.

5501 Virginia Way

Brentwood, Tennessee 37027

Ladies and Gentlemen:

We have acted as counsel to CoreCivic, Inc., a Maryland corporation (the “CoreCivic”), and special counsel to the subsidiary guarantors of CoreCivic listed on Schedule I attached hereto (the “Texas Subsidiary Guarantors”), in connection with the sale and issuances of the 8.250% Senior Notes due 2029 in the aggregate principal amount of $500,000,000 (the “Notes”) and the related guarantees of such Notes issued by the Texas Subsidiary Guarantors (the “Guarantees”) under the indenture, dated March 12, 2024 (the “Base Indenture”), between CoreCivic and Equiniti Trust Company, LLC, as trustee (the “Trustee”), as supplemented by the supplemental indenture, dated March 12, 2024, among CoreCivic, the Subsidiary Guarantors and the Trustee (together with the Base Indenture, the “Indenture”). Such issuance is pursuant to CoreCivic’s (i) Registration Statement on Form S-3ASR initially filed on March 4, 2024 (File No. 333-277631) (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), (ii) a base prospectus, dated March 4, 2024, included as part of the Registration Statement, (iii) a preliminary prospectus supplement, dated March 4, 2024 (together with the base prospectus, the “Preliminary Prospectus”), (iv) the document identified by CoreCivic as an “issuer free writing prospectus” (within the meaning of Rule 433 and Rule 405 of the Securities Act) and filed with the Commission on March 6, 2024, (v) a prospectus supplement, dated March 5, 2024 (together with the base prospectus, the “Prospectus”), and (vi) the underwriting agreement, dated March 5, 2024 (the “Underwriting Agreement”), among CoreCivic, the Texas Subsidiary Guarantors, certain subsidiary guarantors to CoreCivic, and Citizens JMP Securities, LLC, as representative of the several underwriters named on Schedule A attached thereto (the “Underwriters”).

In our capacity as such counsel, we are familiar with the proceedings taken and proposed to be taken by CoreCivic and the Texas Subsidiary Guarantors in connection with the registration of the Notes and the guarantee thereof by the Texas Subsidiary Guarantors pursuant to the Indenture, as described in the Registration Statement, the Preliminary Prospectus and the Prospectus. For purposes of this opinion letter, and except to the extent set forth in the opinions below, we have assumed all such proceedings have been timely completed or will be timely completed in the manner presently proposed in the Registration Statement, the Preliminary Prospectus, the Prospectus and the Indenture.

For purposes of issuing this opinion letter, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction as being true copies of the following:

(a)	the Registration Statement, the Preliminary Prospectus and the Prospectus;

March 12, 2024

(b)	the Indenture;

(c)	the Underwriting Agreement;

(d)	the certificate of formation and operating agreement, each as amended to date, of each of the Texas Subsidiary Guarantors;

(e)	with respect to each Texas Subsidiary Guarantor, a certificate dated March 11, 2024, issued by the Office of the Secretary of State of Texas, attesting to the limited liability company status of each such Texas Subsidiary Guarantor in Texas;

(f)	with respect to each Texas Subsidiary Guarantor, evidence of franchise tax account status, dated March 11, 2024, from the Comptroller of Public Accounts of the State of Texas;

(g)	with respect to each Texas Subsidiary Guarantor, certificates from the Secretary of such Texas Subsidiary Guarantor certifying in each instance as to true and correct copies of the certificate of formation and limited liability company agreement of such Texas Subsidiary Guarantor and resolutions of the sole member of such Texas Subsidiary Guarantor authorizing the Guarantees by such Texas Subsidiary Guarantor pursuant to the terms of the Indenture and the performance of their obligations under the Indenture; and

(h)	such other documents, agreements, instruments and records and proceedings as we have deemed necessary or appropriate for purposes of issuing this opinion letter.

We have also obtained from representatives of the Texas Subsidiary Guarantors and from public officials, and have relied upon, such certificates, representations, assurances and public filings as we have deemed necessary or appropriate for the purpose of issuing the opinions set forth herein.

Without limiting the generality of the foregoing, in issuing this opinion letter, we have, with your permission, assumed without independent verification that (i) the statements of fact and representations and warranties set forth in the documents we have reviewed are true and correct as to factual matters, in each case of the date or dates of such documents and as of the date hereof; (ii) each natural person executing a document has sufficient legal capacity to do so; (iii) all documents submitted to us as originals are authentic, the signatures on all documents that we have examined are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original documents; and (iv) all records made available to us by the Texas Subsidiary Guarantors, and all public records we have reviewed, are accurate and complete.

March 12, 2024

We are qualified to practice law in the State of Texas. The opinions set forth herein are expressly limited to and based exclusively on the Texas Business Organizations Code applicable to limited liability companies in effect on the date hereof, and we do not purport to be experts on, or to express any opinion with respect to the applicability or effect of, the laws of any other jurisdiction. We express no opinion herein concerning, and we assume no responsibility as to laws or judicial decisions related to, or any orders, consents or other authorizations or approvals as may be required by, any federal laws, rules or regulations, including, without limitation, any federal securities laws, rules or regulations, or any state securities or “Blue Sky” laws, rules or regulations.Based on the foregoing and in reliance thereon, and having regard to legal considerations and other information that we deem relevant, we are of the opinion that:

1.         Each of the Texas Subsidiary Guarantors is validly existing as a limited liability company and in good standing under the laws of the State of Texas.

2.         Each of the Texas Subsidiary Guarantors has the limited liability company power and authority to enter into the Underwriting Agreement and the Indenture and to perform its obligations thereunder and under the Indenture.

3.         The execution and delivery by the Texas Subsidiary Guarantors of the Underwriting Agreement and the Indenture and the performance by each of the Texas Subsidiary Guarantors of its obligations thereunder and under the Indenture have been duly authorized by each of the Texas Subsidiary Guarantors.

4.         The Indenture and the Underwriting Agreement have been duly executed and delivered by each of the Texas Subsidiary Guarantors.

With your consent, for purposes of this opinion, we have assumed (a) that the Indenture, the Guarantees, and the Notes (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than each of the Texas Subsidiary Guarantors, (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than CoreCivic and each of the Texas Subsidiary Guarantors, enforceable against each of them in accordance with their respective terms, (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities, and (d) no Texas Subsidiary Guarantor engages or proposes to engage in any industry, business, or activity, or own or propose to own any properties or assets, that causes or would cause such Texas Subsidiary Guarantor to be subject to any special federal, state, or local laws or regulations that are not applicable to business organizations generally, and we have with your permission relied upon such assumptions without any independent investigation or verification on our part.

With respect to our opinion in paragraph 1 above that each Texas Subsidiary Guarantor is in good standing in the State of Texas is based solely upon a statement of Franchise Tax Account Status as to each Texas Subsidiary Guarantor, dated as of March 11, 2024 obtained through the website of the Office of the Comptroller of Public Accounts of Texas (the “Comptroller’s Office”), which statement expressly states that, as of the date thereof, the right of such Texas Subsidiary Guarantor to transact business in Texas is “active.” We note that, effective as of May 5, 2013, the Comptroller’s Office changed its procedure so that the terms “good standing” and “active” now mean that a relevant taxable entity’s right to transact business in Texas has not been forfeited by the Comptroller’s Office because of the entity’s failure to file franchise tax reports or pay franchise taxes; prior to this change in procedure, the term “good standing” meant that all franchise tax filing requirements had been met and no franchise tax was due.

This opinion is limited to the matters expressly stated herein, and no opinions are to be inferred or may be implied beyond the opinions expressly so stated. This opinion letter speaks only as of the date hereof, and we have no responsibility or obligation to update this letter, to consider its applicability or correctness to any person other than its addressee, or to take into account changes in law, facts, or any other developments of which we may later become aware.

March 12, 2024

We hereby consent to the filing of this opinion letter as an exhibit to a Current Report on Form 8-K filed March 12, 2024 and to the reference to our firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/Bass, Berry & Sims PLC

Schedule I

Texas Subsidiary Guarantors

Entity	Jurisdiction
ACS Corrections of Texas, L.L.C.	Texas
Avalon Corpus Christi Transitional Center, LLC	Texas
Avalon Transitional Center Dallas, LLC	Texas
EP Horizon Management, LLC	Texas
Recovery Monitoring Solutions, LLC	Texas